Exhibit 23.1

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Consent of Independent Registered Public Accounting Firm

South Jersey Industries, Inc. 401(k) Plan
Folsom, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-207918 and 333-204553) of South Jersey Industries, Inc. of our report dated June 27, 2022, relating to the financial statements and supplemental schedules of South Jersey Industries, Inc. 401(K) Plan which appear in this Form 11-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

New York, New York
June 27, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.